Exhibit 99.1

NEWS RELEASE

Digital Realty and Realty Income Form Build-to-Suit Data Center Development Joint Venture

Realty Income Acquires 80% Equity Interest in Two Data Centers Currently Under Construction in Northern Virginia, with Up to 48 Megawatts of Potential IT Load

Austin, TX and San Diego, CA– November 13, 2023 – Digital Realty (NYSE: DLR), the largest global provider of cloud- and carrier-neutral data center, colocation and interconnection solutions, and Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, announced that they have established a joint venture to support the development of two build-to-suit data centers in Northern Virginia. Realty Income invested approximately $200 million to acquire an 80% equity interest in the venture, while Digital Realty maintains a 20% interest. Each partner will fund its pro rata share of the remaining $150 million estimated development cost for the first phase of the project, which is slated for completion in mid-2024. The build-to-suit facilities were 100% pre-leased to an S&P 100 investment grade client prior to construction and are expected to generate a 6.9% initial cash lease yield upon lease commencement in mid-2024. The facilities are subject to a 10-year initial lease term with extension options and 2.0% annual rent escalators.

The two build-to-suit data centers commenced construction in the fourth quarter of 2022 and are slated to deliver 16 megawatts (MW) of initial data center capacity, which is expandable up to 48MW at the client’s option. The budget for the first phase of these yield-on-cost developments is approximately $400 million. The client maintains the option to expand the projects up to 48MW of total capacity during the initial lease term, which could increase the budget up to $800 million, based on current development cost estimates.

“We are delighted to partner with Realty Income, a blue-chip net-lease REIT, in their first investment in the data center sector,” said Digital Realty President and Chief Executive Officer Andy Power. “The formation of this development joint venture supports our customer’s build-to-suit requirements with a like-minded, long-term investor as our partner. The transaction also further bolsters and diversifies Digital Realty’s capital sources, while enhancing our flexibility so that we can prudently support our stakeholders’ longer term capacity requirements.”

“One of Realty Income's core strategies is to partner with companies that are leaders in their respective industries. To that end, for our initial investment in the net lease data center vertical, we are pleased to partner with Digital Realty, the largest provider of cloud- and carrier-neutral data centers whose global platform is well respected in the industry,” said Sumit Roy, Realty Income's President and Chief Executive Officer. "This transaction offers our stockholders attractive risk-adjusted returns and will support the development of two state-of-the-art facilities located in Northern Virginia, the largest data center market in the world.”

About Realty Income
Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 13,250 real estate properties primarily owned under long-term net lease agreements with commercial clients. To date, the company has declared 641 consecutive common stock monthly dividends throughout its 54-year operating history and increased the dividend 122 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

About Digital Realty
Digital Realty brings companies and data together by delivering the full spectrum of data center, colocation and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers with a secure data meeting place and a proven Pervasive Datacenter Architecture (PDx®) solution methodology for powering innovation and efficiently managing Data Gravity challenges. Digital Realty gives its customers access to the connected communities that matter to them with a global data center footprint of 300+ facilities in 50+ metros across 25+ countries on six continents. To learn more about Digital Realty, please visit digitalrealty.com or follow us on LinkedIn and X.

For Additional Information

Investor Relations
Steve Bakke / Tyler Grant
Realty Income
+1 858 284 5425 / +1 858 284 5112
ir@realtyincome.com

Jordan Sadler / Jim Huseby
Digital Realty
+1 737 281 0101
InvestorRelations@digitalrealty.com

Media Contacts
Helen Bleasdale
Digital Realty
+1 737 267 6822
hcbleasdale@digitalrealty.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words "estimated," "anticipated," "expect," "believe," "intend," "continue," "should," "may," "likely," "plans," and similar expressions are intended to identify forward-looking statements. Forward looking statements include statements related to the joint venture, the data center development, expansion options, lease terms, cash lease yields, disposition, customer demand, expected benefits, use of proceeds and strategy. These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially. Some of the risk factors that could cause actual results to differ materially are, among others, the timing and ability to consummate the pending transaction or the occurrence of any event, change or other circumstance that could delay closing or result in the termination of the agreement for the transaction. Other factors that could cause results to differ materially are described in the filings made from time to time by Digital and Realty Income with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in Digital Realty’s and Realty Income's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Reports on Form 10-Q and subsequent filings. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Except as required by law, Digital Realty and Realty Income do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise, or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

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